As filed with the Securities and Exchange Commission on September 17, 2025

Registration No. 333-271892

Registration No. 333-278110

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT (REGISTRATION NO. 333-271892)

FORM S-3 REGISTRATION STATEMENT (REGISTRATION NO. 333-278110)

UNDER

THE SECURITIES ACT OF 1933

HILLEVAX, INC.

(Exact name of registrant as specified in its charter)

321 Harrison Avenue

Boston, Massachusetts 02118

Delaware	(617) 213-5054	85-0545060
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

Robert Hershberg, M.D., Ph.D.

Chairman, President and Chief Executive Officer

HilleVax, Inc.

321 Harrison Avenue

Boston, Massachusetts 02118

(617) 213-5054

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew T. Bush

Daniel E. Rees

Cheston J. Larson

Latham & Watkins LLP

200 Clarendon Street

Boston, Massachusetts 02116

(617) 948-6000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☑

		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment No. 1”) relates to the following registration statements on Form S-3 (the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) by HilleVax, Inc., a Delaware corporation (the “Registrant”):

•	registration statement on Form S-3 (Registration No. 333-271892) filed with the SEC on May 12, 2023; and

•	registration statement on Form S-3 (Registration No. 333-278110) filed with the SEC on March 20, 2024.

The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statements to deregister all securities that remain unsold under the Registration Statements.

On September 17, 2025, pursuant to the terms of an Agreement and Plan of Merger, dated as of August 4, 2025 (as it may be amended or supplemented, the “Merger Agreement”), by and among the Registrant, XOMA Royalty Corporation, a Nevada corporation (“Parent”), and XRA 4 Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware on September 17, 2025.

HILLEVAX, INC.

By:	/s/ Owen Hughes
Owen Hughes
President, Treasurer and Secretary